Exhibit 99.1

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF GREENLIGHT CAPITAL RE, LTD.

This Charter identifies the purpose, composition, meeting requirements, committee responsibilities, annual evaluation procedures and investigations and studies of the Audit Committee (the ‘‘Committee’’) of the Board of Directors (the ‘‘Board’’) of Greenlight Capital Re, Ltd., (the ‘‘Company’’), which is incorporated under the laws of the Cayman Islands.

1.    PURPOSE

The Committee has been established to oversee the accounting and financial reporting processes of the Company and the audit of the Company’s financial statements.

The primary responsibilities of the Committee are to:

(a)	assist the Board in its oversight responsibilities regarding:

(1)	the integrity of the Company’s financial statements,

(2)	the Company’s compliance with legal and regulatory requirements,

(3)	the independent auditor’s qualifications, independence and performance; and

(4)	the Company’s systems of internal controls regarding finance and accounting;

(b)	appoint, retain, compensate, evaluate and terminate the Company’s independent auditors;

(c)	prepare the Committee report required by the rules of the Securities and Exchange Commission (the ‘‘SEC’’) to be included in the Company’s annual proxy statement;

(d)	perform such other functions as the Board may from time to time assign to the Committee, including reviewing the operations of the Company’s third party administrators.

In performing its duties, the Committee shall seek to maintain an effective working relationship with the Board, the independent auditors, third party administrators and management of the Company.

A.    Composition

The Committee shall be composed of at least three, but not more than five, members (including a Chairperson), all of whom shall be ‘‘independent directors,’’ as such term is defined in the rules and regulations of the Nasdaq Stock Market Inc. Marketplace Rules (the ‘‘Nasdaq Rules’’) and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’). No member of the Committee shall have participated in the preparation of the financial statements of the Company or any current subsidiary at any time during the past three years. The members of the Committee and the Chairperson shall be selected by the Board and serve at the pleasure of the Board. A Committee member (including the Chairperson) may be removed at any time, with or without cause, by the Board. The Board may designate one or more independent directors as alternate members of the Committee, who may replace any absent or disqualified member or members at any meetings of the Committee.

No member of the Committee may be an affiliated person of the Company or any of its subsidiaries.

If a member of the Committee ceases to be independent for reasons outside the member’s reasonable control, his or her membership on the Committee may continue until the earlier of the Company’s next annual meeting of shareholders or one year from the occurrence of the event that caused the failure to qualify as independent. Also, if the Company is not already relying on this provision, and the Company fails to comply with the Nasdaq Rules’ requirement regarding audit committee composition due to a single vacancy on the Committee, then the Company will have until the earlier of one year from the occurrence of the event that caused the failure or the next annual meeting of shareholders to comply; provided that if the annual meeting of shareholders occurs within 180 days following the event that caused such failure to comply, the Company will instead have 180 days from the event to regain compliance with such Nasdaq requirement. If the Company intends to rely on either of these cure periods, the Company shall provide notice to the Nasdaq Stock Market, Inc. immediately upon learning of the event or circumstance that caused the non-compliance.

Except for Board and Board committee fees, a member of the Committee shall not be permitted to accept any fees paid directly or indirectly for services as a consultant, legal advisor or financial advisor to the Company or subsidiary thereof. Members of the Committee may receive their Board and Board committee fees in cash, Company stock or options or other in-kind consideration as determined by the Board or the Company’s compensation committee, in addition to all other benefits that other directors of the Company receive.

All members of the Committee shall have a working familiarity with basic finance and accounting practices and be able to read and understand fundamental financial statements, including balance sheets, income statements and statements of cash flow, and at least one member of the Committee shall be an ‘‘audit committee financial expert’’ as defined by the SEC. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant. The Chairperson of the Committee shall maintain regular communication with the chief executive officer, chief financial officer and the lead partner of the independent auditors.

2.    MEETING REQUIREMENTS

The Committee shall meet as necessary, but at least four (4) times each year, to enable it to fulfill its responsibilities. The Committee shall meet at the call of its Chairperson, preferably in conjunction with regular Board meetings. The Committee may meet by telephone conference call or by any other means permitted by law or the Company’s memorandum and articles of association, as may be amended from time to time. A majority of the members of the Committee shall constitute a quorum. The Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present. Without a meeting, the Committee may act by unanimous written consent of all members. The Committee shall determine its own rules and procedures, including designation of a chairperson pro tempore, in the absence of the Chairperson, and designation of a secretary. The secretary need not be a member of the Committee and shall attend Committee meetings and prepare minutes. The Committee shall keep written minutes of its meetings, which shall be recorded or filed with the books and records of the Company. Any member of the Board shall be provided with copies of the Committee minutes if requested.

The Committee may ask members of management, employees, outside counsel, the independent auditors, third party administrators or others whose advice and counsel are relevant to the issues then being considered by the Committee, to attend any meetings and to provide such pertinent information as the Committee may request.

The Chairperson of the Committee shall be responsible for leadership of the Committee, including preparing the agenda, presiding over Committee meetings, making Committee assignments and reporting the Committee’s actions to the Board from time to time (but at least once each year) as requested by the Board.

As part of its responsibility to foster free and open communication, the Committee should meet periodically with management, third party administrators and the independent auditors to discuss any matters that the Committee or any of these groups believe should be discussed privately. In addition, the Committee or at least its Chairperson should meet with the independent auditors, third party administrators and management on a regular basis, or at least quarterly, to review the Company’s operations and the financial statements prior to their public release. The Committee may also meet from time to time with the Company’s investment bankers, investor relations professionals and financial analysts who follow the Company.

3.    COMMITTEE RESPONSIBILITIES

In carrying out its responsibilities, the Committee’s policies and procedures should remain flexible to enable the Committee to react to changes in circumstances and conditions so that it can fulfill its oversight responsibilities. In addition to such other duties as the Board may from time to time assign, the Committee shall have the following responsibilities:

A.    Oversight of the Financial Reporting Processes

1.	In consultation with the independent auditors and management, review the integrity of the Company’s financial reporting processes, both internal and external.

2.	Consider the independent auditor’s judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting. Consider alternative accounting principles and estimates.

3.	Review and discuss the reports required to be delivered by the Company’s independent auditors pursuant to Section 10A(k) of the Exchange Act regarding:

•	all critical accounting policies and practices to be used,

•	all alternative treatments of financial information within generally accepted accounting principles (‘‘GAAP’’) that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and

•	other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

4.	Annually review with management, and separately with the independent auditors, major issues regarding the Company’s auditing and accounting principles and practices and their presentation of financial statements, including the adequacy of internal controls and special audit steps adopted in light of any identified material internal control deficiencies, the adequacy of disclosures about charges in internal control over financial reporting and any audit problems or difficulties.

5.	Review and discuss with management and the independent auditor management’s report on internal controls over financial reporting and, if required by SEC rules promulgated under the Exchange Act, the independent auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

6.	Review all analyses prepared by management and the independent auditors of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any analysis of the effect of alternative GAAP methods on the Company’s financial statements and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters.

7.	Review with management and the Company’s independent auditors the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

8.	Discuss with management and legal counsel the status of pending litigation, taxation matters, compliance policies and other areas of oversight applicable to the legal and compliance area as may be appropriate.

9.	Meet at least annually with the Company’s chief financial officer, the third party administrators and the independent auditors, as applicable, in separate executive sessions.

10.	Review with the independent auditors and management the extent to which changes or improvements in financial or accounting practices have been implemented. This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.

11.	Meet separately with management to discuss accounting and auditing related issues.

12.	Prepare regular reports to the Board on all matters within the scope of the Committee’s functions.

13.	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended or superceded, relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

14.	Following completion of the annual external audit, review separately with management and the independent auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

B.    Review of Documents and Reports

1.	Review and discuss with management and the independent auditors the Company’s annual audited financial statements and quarterly financial statements prior to the filing of the Company’s Form 10-K or Form 10-Q, including disclosures made in Management’s Discussion and Analysis of Financial Conditions, and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion or review rendered by the independent auditors, considering, as appropriate, whether the information contained in these documents is consistent with the information contained in the financial statements and whether the independent auditors and legal counsel are satisfied with the disclosure and content of such documents. These discussions shall include consideration of the quality of the Company’s accounting principles as applied in its financial reporting, including review of audit adjustments (whether or not recorded) and any such other inquires as may be appropriate.

2.	Recommend to the Board that the audited financial statements be included in the Company’s Form 10-K.

3.	Review and discuss with management and the independent auditors earnings press releases, as well as financial information and earnings guidance, if any, provided to analysts and rating agencies. The Committee need not discuss in advance each earnings release but should generally discuss the types of information to be disclosed and the type of presentation to be made in any earnings release or guidance.

4.	Review reports from management, third party administrators and the Company’s independent auditors on the Company’s compliance with the Company’s policies, applicable law and insider and related party transactions.

5.	Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the Board.

6.	Review any restatements of financial statements that have occurred or were recommended.

C.    Independent Auditor Matters

1.	Interview and retain the Company’s independent auditors, considering the accounting firm’s independence and effectiveness and approve the engagement fees and other compensation to be paid to the independent auditors.

2.	Meet with the Company’s independent auditors and the Company’s financial management to review the scope of the proposed external audit for the current year including the general planning and staffing of the audit.

3.	Preapprove all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by the independent auditors, subject to such exceptions for non-audit services as permitted by applicable laws and regulations. The Committee may when it deems appropriate form and delegate this authority to a subcommittee consisting of one or more Committee members, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Committee at its next meeting.

4.	On an annual basis, the Committee shall evaluate the independent auditors’ qualifications, performance and independence. To assist in this undertaking, the Committee shall require the independent auditors to submit a report (which report shall be reviewed by the Committee) describing (a) the independent auditors’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the accounting firm or by any inquiry or investigations by governmental or professional authorities (within the preceding five years) respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues and (c) all relationships the independent auditors have with relevant third parties to determine the impact, if any of such relationships on the independence and objectivity of the independent auditors. In making its determination, the Committee shall consider not only auditing and other traditional accounting functions performed by the independent auditors, but also consulting, legal, information technology services and other professional services rendered by the independent auditors and its affiliates.

5.	Obtain and review at least annually a formal written statement from the independent auditor delineating all relationships between the independent auditor and the Company. It is the responsibility of the Committee to actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and the independence of the auditor and for taking, or recommending that the full Board take, appropriate action to oversee the independence of the outside auditor.

6.	Review on an annual basis the experience and qualifications of the senior members of the independent audit team. Discuss the knowledge and experience of the independent auditors and the senior members of the independent audit team with respect to the Company’s industry. The Committee shall ensure the regular rotation of the lead audit partner and concurring review partner as required by law and consider whether there should be a periodic rotation of the Company’s independent auditors.

7.	Review the performance of the independent auditors and terminate the independent auditors when circumstances warrant.

8.	Review with the Company’s independent auditors any problems or difficulties the auditors may have encountered and any ‘‘management’’ or ‘‘internal control’’ letter provided by the independent auditors and the Company’s response to that letter. Such review should include:

(a)	any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information and any disagreements with management; and

(b)	any accounting adjustments that were proposed by the independent auditors that were not agreed to by the Company.

9.	Communicate with the Company’s independent auditors regarding (a) alternative treatments of financial information within the parameters of GAAP and (b) critical accounting policies and practices to be used in preparing the audit report.

10.	Periodically consult with the Company’s independent auditors without the presence of management about internal controls and the fullness and accuracy of the Company’s financial statements.

11.	Oversee the relationship with the Company’s independent auditors by discussing with them the nature and rigor of the audit process, receiving and reviewing audit reports and ensuring that the independent auditors have full access to the Committee (and the Board) to report on any and all appropriate matters.

12.	Resolve any disagreement between management and the independent auditors.

D.    Internal Audit Control Matters

1.	Review and approve the engagement of any internal audit service providers considering their qualifications and effectiveness, and approve the scope of their proposed services and the fees and other compensation to be paid to such providers therefor.

E.    Oversight of Compliance

1.	Establish regular and separate systems of reporting to the Committee by each of management and the independent auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

2.	Establish and conduct procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

3.	Review with management, third party administrators and the Company’s independent auditors any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

4.	Review and approve all related-party transactions (for these purposes, a ‘‘related party’’ is one who can exercise control or significant influence over another party, to the extent that one of the parties maybe prevented for pursuing its own separate interests).

5.	Review the procedures that the Company has implemented regarding compliance with all applicable national, federal, state, and local laws and regulations and the Company’s code of conduct and monitor the effectiveness of those policies, and institute any changes or revisions to such policies and procedures as may be deemed warranted or necessary.

6.	Periodically discuss with the chief executive officer and chief financial officer and review disclosures made by the chief executive officer and chief financial officer during their certification process for the Form 10-K and Form 10-Q regarding (a) significant deficiencies in the design or operation of the internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and (b) any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

7.	Ensure that no officer, director or any person acting under their direction fraudulently influences, coerces, manipulates or misleads the independent auditors for purposes of rendering the Company’s financial statements materially misleading.

8.	Discuss with management the policies with respect to risk assessment and risk management. Although it is management’s duty to assess and manage the Company’s exposure to risk, the Committee should discuss guidelines and policies to govern the process by which risk assessment and control is handled and review the steps management has taken to monitor the Company’s risk exposure.

9.	Obtain from the independent auditors assurance that Section 10A(b) of the Exchange Act has not been implicated.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with GAAP. This is the responsibility of management and the Company’s independent auditors.

4.    ANNUAL EVALUATION PROCEDURES

The Committee shall annually assess its performance to confirm that it is meeting its responsibilities under this Charter. In this review, the Committee shall consider, among other things, (a) the appropriateness of the scope and content of this Charter, (b) the appropriateness of matters presented for information and approval, (c) the sufficiency of time for consideration of agenda items, (d) frequency and length of meetings and (e) the quality of written materials and presentations. The Committee may recommend to the Board such changes to this Charter as the Committee deems appropriate.

5.    INVESTIGATIONS AND STUDIES

The Committee shall have the authority and sufficient funding to retain special legal, accounting or other consultants (without seeking Board approval) to advise and assist the Committee. The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities as described herein, and may retain, at the expense of the Company, independent counsel or other consultants necessary to assist the Committee in any such investigations or studies. The Committee shall have sole authority to negotiate and approve the fees and retention terms of such independent counsel or other consultants.

6.    MISCELLANEOUS

The Company shall give appropriate funding, as determined by the Committee, for the payment of (i) compensation to the independent auditors, legal, accounting or other advisors employed by the Committee and (ii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out their duties. Nothing contained in this Charter is intended to expand applicable standards of liability under statutory or regulatory requirements for the members of the Board or any committee of the Board. The purposes and responsibilities outlined in this Charter are meant to serve as guidelines rather than as inflexible rules and the Committee is encouraged to adopt such additional procedures and standards as it deems necessary from time to time to fulfill its responsibilities. This Charter, and any amendments thereto, shall be displayed on the Company’s website and a printed copy of such shall be made available to any shareholder of the Company who requests it.

Adopted by the Committee and approved by the Board of Directors of the Company as of February 27, 2008.